EXHIBIT 11

                       DAIN RAUSCHER CORPORATION
                 COMPUTATION OF NET EARNINGS PER SHARE
          (Unaudited, in thousands, except per-share amounts)

                          Three Months ended June 30, Six Months Ended June 30,
                                      1998      1997      1998      1997
                          ---------------------------   -----------------------
BASIC EARNINGS PER SHARE:
   Net earnings                     $11,832   $11,137   $ 9,808   $26,892
                                    =======   =======   =======   =======

   Weighted average common
     shares outstanding              12,386    12,273    12,351    12,243
                                    =======   =======   =======   =======
Basic earnings per share            $  0.96   $  0.91   $  0.79   $  2.20
                                    =======   =======   =======   =======


EARNINGS PER SHARE ASSUMING DILUTION:
   Net earnings                     $11,832   $11,137   $ 9,808   $26,892
                                    =======   =======   =======   =======
Weighted average number of common
   and dilutive potential common
   shares outstanding:

   Weighted average common shares
     outstanding                     12,386    12,273    12,351    12,243
   Dilutive effect of stock options
     (net of tax benefits)              518       519       557       550
   Shares credited to deferred
     compensation plan participants     295       209       274       190
                                    -------   -------   -------   -------
Weighted average number of common
   and dilutive potential common
   shares outstanding                13,199    13,001    13,182    12,983
                                    =======   =======   =======   =======

Diluted earnings per share          $  0.90   $  0.86   $  0.74   $  2.07
                                    =======   =======   =======   =======